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                                                                 Exhibit 1

             LETTERHEAD OF RELIANCE INSURANCE COMPANY

                                      August 21, 1995

Telemundo Group, Inc.
2290 West 8th Avenue
Hialeah, FLA  33010

Attention: Chief Financial Officer

Re: Registration Rights Agreement (the "Registration Rights
Agreement") dated as of December 30, 1994 between Telemundo
Group, Inc. ("Telemundo"), Reliance Insurance Company
("Reliance") and certain other parties

Dear Sir:

      Pursuant to Section 2.1(a) of the Registration Rights Agreement, Reliance hereby requests that Telemundo register under the Securities Act of 1933, as amended, 994,269 shares of the Class A Common Stock, par value $.01 per share, of Telemundo (the "Common Stock"), 82 of which are beneficially owned by Reliance Group Holdings, Inc. (after giving effect to the exercise by RGH of warrants to purchase 6 shares of Common Stock) and 693,728 of which are beneficially owned by United Pacific Insurance Company ("UPIC"), each an "Affiliate" of Reliance, as defined in the Registration Rights Agreement. The remainder of the shares of Common Stock for which Reliance is requesting registration hereunder are beneficially owned by Reliance (after giving effect to the exercise by RIC of warrants to purchase 32 shares of Common Stock). Subject to price and availability, Reliance, RGH and UPIC intend to distribute the Common Stock from time to time in one or more transactions, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market

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price, or in negotiated transactions, as market and business conditions warrant.

     Consistent with Section 2.4(i) of the Registration
Rights Agreement, Reliance expects that Telemundo will as expeditiously as possible prepare and file with the Securities and Exchange Commission a registration statement with respect to the Common Stock.

                                   Sincerely,

                                   /s/ James E. Yacobucci

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